Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts" in the Registration Statement (Form S-3 No. 333-212550) of Helios and Matheson Analytics Inc. and to the incorporation by reference of our reports dated April 13, 2017, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Helios and Matheson Analytics Inc. for the years ended December 31, 2016 and 2015.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey

December 13, 2017